U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 12b-25


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                                                  SEC FILE NUMBER
                                                     033-19139
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         NOTIFICATION OF LATE FILING

             (Check One:)

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                                                   CUSIP NUMBER
                                                     754091106
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[X] Form 10-K and  10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and 10-QSB
[ ] Form N-SAR

         For Period Ended: 12-31-2000

         [ ]      Transition Report on Form 10-K
         [ ]      Transition Report on Form 20-F
         [ ]      Transition Report on Form 11-K
         [ ]      Transition Report on Form 10-Q
         [ ]      Transition Report on Form N-SAR
         For the Transition Period Ended:


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Read the attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

Full Name of Registrant
RateXchange Corporation

Former Name if Applicable
NetAmerica.com Corporation


Address of Principal Executive Office (Street and Number)
185 Berry Street, Suite 3515

City, State and Zip Code
San Francisco, CA, 94107


PART II -- RULES 12b - 25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form10-K, Form20-K, Form11-K, FormN-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c)  The   accountant's   statement  or  other   exhibit   required  by
         Rule12b-25(c) has been attached if applicable.

PART III -- NARRATIVE


State below in reasonable detail the reasons why Form10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

This filing required the completion of documents and the compilation of financial information related to our current subsidiaries, all of which could not be gathered, examined, approved and assembled for filing within the available time.

                  (Attached Extra Sheets if Needed).

PART IV -- OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

               D. Michael I. Cairns           415                371-9800
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                     (Name)               (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). Yes [X] No [ ]

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]


                             RateXchange Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: 3/29/2001                            By: /s/ D. Michael I. Cairns
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                                               Senior Vice President, Finance
                                               Chief Accounting Officer